Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-141191 of Pro Financial Holdings, Inc. of our report dated February 16, 2007, relating to the financial statements of Pro Financial Holdings, Inc. We also consent to the reference to us under the heading “Experts” in the Prospectus.

James D.A. Holley & Co., P. A.

/s/ James D.A. Holley & Co., P.A.

Tallahassee, Florida
April 6, 2007